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                                                                    EXHIBIT 99.1

FOR RELEASE: Immediately

                           Media Contact: Chuck DeVore
                                          Vice President, Communications

            Emergent Information Technologies, Inc. Signs Definitive
               Agreement for Sale of its Government Services Group

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                       All Corporate Debt To Be Eliminated

NEWPORT BEACH, Calif., November 19, 2001 -- Emergent Information Technologies, Inc. (Nasdaq:EITI - news) announced today that it had signed a definitive agreement to sell its Vienna, Virginia based Government Services Group (GSG) to L-3 Communications (NYSE:LLL - news), for $38 million. The sale is anticipated to close before the end of this calendar year.

Steven Myers, chairman, president and chief executive officer of Emergent said, "The sale of GSG will make SM&A, and its four lines of business, our single focus. SM&A's Joint Strike Fighter program support, contract support services, proposal management, and management consulting services together enjoy one of the strongest reputations in the industry. We believe there is potential for significant growth in our SM&A business over the next few years. The proceeds from the sale of GSG will improve our capital structure by eliminating all debt and thereby giving us the ability to invest in this growing business. Next year we expect to increase revenues by over 30% by providing high-value technical support services for such vital national programs as the recently awarded Joint Strike Fighter. SM&A not only supported Lockheed Martin in the proposal for JSF, but also is providing highly qualified technical staff to support the program itself. The sale of GSG is a defining moment in the future of our company. I anticipate a steady improvement in our performance in both revenue and earnings."

Cathy Wood, chief financial officer at Emergent said, "We will be placing GSG in discontinued operations for third quarter reporting purposes and will be restating earnings

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for the first nine months when we announce third quarter results later today. We expect all debt to be repaid following the closing of the transaction."

About Emergent & SM&A

Emergent Information Technologies, Inc.'s wholly owned subsidiary, SM&A is the world's leading provider of competition management services. In addition, SM&A provides high-value management consulting services, and commercial program management and systems engineering services. SM&A's more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $175 Billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.smawins.com. Additional information about Emergent is available at www.emergent-IT.com.

Statements herein concerning the Company's growth and strategies may include "forward-looking statements" within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption "Risk Factors" and elsewhere in the Company's Form 10-K for the year ended December 31, 2000 and the 10-Q for the period ended June 30, 2001, for additional information regarding risks affecting the Company's financial condition and results of operations.